EXHIBIT 99.1

NEWS	FOR IMMEDIATE RELEASE

THE FIRST AMERICAN CORPORATION REPORTS

FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2009

—Reports Earnings Per Diluted Share of 75 Cents—

SANTA ANA, Calif., July 30, 2009 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced financial results for the second quarter ended June 30, 2009.

Total revenues for the second quarter of 2009 were $1.5 billion, a decrease of 9 percent relative to the second quarter of 2008 and an increase of 12 percent relative to the first quarter of 2009. Net income was $70.3 million, or 75 cents per diluted share, compared with $19.6 million, or 21 cents per diluted share, in the second quarter of 2008. The current quarter results include net realized investment losses of $13.1 million, or 14 cents per diluted share, net of tax. Results for the second quarter of 2008 include net realized investment losses, employee separation costs and restructuring costs totaling $32.4 million, or 35 cents per diluted share, net of tax.

Current Quarter Highlights

•	Adjusted earnings per diluted share of 89 cents, or 75 cents including net realized investment losses

•	Financial Services and Information Solutions Groups experienced pretax earnings growth relative to both the second quarter of 2008 and the first quarter of 2009

•	Title Insurance and Services segment adjusted pretax margin of 8.2 percent, or 6.6 percent including net realized investment losses

•	Cash flow from operations was $170.9 million in the second quarter, versus $71.2 million in the prior year

•	Debt-to-capital ratio was 20.8 percent as of June 30, 2009

•	Offer made to acquire minority interest in First Advantage Corporation

“First American showed meaningful revenue and earnings improvement led by continued enhancement in the performance of our title insurance business and steady growth in our Information Solutions Group,” stated Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “The company continues to build its capital base and is making progress on the split of our Financial Services and Information Solutions businesses, which we expect to occur during the first half of 2010.”

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First American Reports Financial Results for the Second Quarter of 2009

Financial Services Group

“Led by significant advances in our residential title businesses, our Title Insurance and Services segment demonstrated considerable earnings improvement during the quarter,” stated Dennis J. Gilmore, chief executive officer of the company’s Financial Services Group. “Though encouraged by the progress we have made, we maintained our focus on improving the profitability and efficiency of our business.”

Current Quarter Highlights:

•	Financial Services Group pretax income was $63.5 million, compared with $7.7 million in the prior year

•	Title Insurance and Services segment adjusted pretax margin of 8.2 percent, or 6.6 percent including net realized investment losses

Title Insurance and Services. During the second quarter of 2009, total revenues in the Title Insurance and Services segment were $935.3 million, a 16 percent decrease from the same quarter of 2008. The decrease was due to a decline in the average revenue per order closed, offset by an increase in the number of title orders closed. The company’s direct operations closed 438,100 title orders for the second quarter of 2009, an increase of 9 percent, when compared with 401,200 title orders closed in the second quarter of 2008. Average revenue per direct title order was $1,302, an 18 percent decline relative to the second quarter of 2008.

Salary and other personnel costs were $283.5 million, an 18 percent decrease, compared with the second quarter of 2008, primarily due to employee reductions. Other operating expenses were $223.0 million, a decrease of 21 percent, compared with the second quarter of 2008. The decrease was primarily due to a decline in title production costs, lower occupancy costs and other cost-containment programs. The company continued to realize operational efficiencies by leveraging its centralized onshore and offshore capabilities.

The loss provision for claims during the second quarter of 2009 was 6.5 percent of operating revenues, compared with 6.3 percent in the second quarter of 2008. The current quarter rate reflects the expected claims experience for policy year 2009, with no reserve estimate adjustments required for prior policy years.

Pretax income for the Title Insurance and Services segment was $62.2 million in the second quarter of 2009, compared with a pretax loss of $1.0 million in the second quarter of 2008. Results for the current quarter include net realized investment losses of $15.5 million. Results for the second quarter of 2008 include net realized investment losses, employee separation costs and lease termination costs totaling $51.8 million.

Specialty Insurance. Total revenues at First American’s Specialty Insurance segment were $64.4 million in the second quarter of 2009, a 16 percent decrease relative to the second quarter of 2008, reflecting a decline in business volume at both the property and casualty insurance business and the home

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First American Reports Financial Results for the Second Quarter of 2009

warranty business. Pretax income was $1.3 million in the second quarter of 2009, compared with $8.7 million in the second quarter of 2008. Results for the second quarter of 2008 include net realized investment losses of $6.3 million.

Information Solutions Group

“The Information Solutions Group increased pretax earnings by more than 27 percent as we experienced revenue growth from market share gains, adoption of new products and higher origination-related transaction levels, while maintaining our keen focus on efficiency,” stated Frank V. McMahon, chief executive officer of the company’s Information Solutions Group. “We also announced the intention to acquire the minority interest in First Advantage and completed our acquisition of BasePoint Analytics, both of which will enhance our ability to develop cutting-edge analytic solutions for our clients.”

Current Quarter Highlights:

•	Information Solutions Group generated revenues of $570.7 million, an 8.1 percent increase relative to the prior year

•	Information Solutions Group pretax income was $115.3 million, a 27.2 percent increase relative to the prior year

•	Information and Outsourcing Solutions segment pretax margin of 24.9 percent

•	Data and Analytic Solutions segment pretax margin of 21.8 percent

•	Offer made to acquire minority interest in First Advantage Corporation

Information and Outsourcing Solutions. Total revenues at the Information and Outsourcing Solutions segment were $259.7 million in the second quarter of 2009, a 34 percent increase from the prior year. The increase was primarily due to an acquisition of a previously unconsolidated investment, as well as market share gains and an increase in volume at the appraisal and the default-related businesses. Pretax income during the quarter was $64.6 million, a 43 percent increase from the prior year.

Data and Analytic Solutions. Total revenues at the Data and Analytic Solutions segment were $133.0 million in the second quarter of 2009, a 3 percent decrease relative to the second quarter of 2008. Revenues associated with sales of property information, as well as analytic products were down relative to the same period in the prior year. These decreases were primarily due to the continued deterioration of the segment’s customer base due to economic conditions, the ongoing tightening of the credit markets and the higher cancellation rate from clients on subscription revenues. These decreases were offset in part by increased demand for title and document products due to improved loan origination activity. Pretax income was $29.0 million in the second quarter of 2009, an 18 percent increase relative to the second quarter of 2008.

Risk Mitigation and Business Solutions. Total revenues at the Risk Mitigation and Business Solutions segment were $178.0 million in the second quarter of 2009, a 10 percent decrease relative to the second quarter of 2008. The overall decrease in revenue is directly related to the downturn in domestic and international hiring, the decline in the mortgage industry, weakness in the credit markets and the

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First American Reports Financial Results for the Second Quarter of 2009

overall economic slowdown. These events led, in particular, to revenue decline in the credit, employer, multifamily and investigative/litigation support lines of business. These declines were offset to an extent by increased revenues in 2009 due to improvements in the segment’s lead generation business. Pretax income was $21.7 million in the second quarter of 2009, compared with $21.0 million in the second quarter of 2008.

Teleconference/Webcast

First American’s second quarter results will be discussed in more detail on Thursday, July 30, 2009, at 11 a.m. ET, via teleconference. The toll-free dial-in number is (888) 790-3384. Callers from outside the United States may dial (630) 395-0148. The pass code for the event is FIRST AMERICAN. The live audio webcast of the call and the accompanying slide presentation will be available on First American’s Web site at www.firstam.com/investor. An audio replay of the conference call will be available through Aug. 7, 2009, by dialing (203) 369-1047. An audio archive of the call and the accompanying financial presentation will also be available for replay on First American’s investor Web site.

About First American

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With total revenues of approximately $6.2 billion in 2008, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Information and Outsourcing Solutions, Data and Analytic Solutions, and Risk Mitigation and Business Solutions. More information about the company and an archive of its press releases can be found at www.firstam.com.

Web Site Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 20 days after the end of each month.

Additional Information

First American intends to file a Registration Statement on Form S-4 and may file other documents with the Securities and Exchange Commission (SEC) in connection with the proposed First Advantage transaction. First Advantage stockholders should read those filings, and any other filings made by the company with the SEC in connection with the transaction, as they will contain important information. These documents, once filed, as well as the company’s other public SEC filings, can be obtained without charge at the SEC’s Web site at www.sec.gov and at the company’s Web site at www.firstam.com.

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First American Reports Financial Results for the Second Quarter of 2009

Forward-Looking Statements

Certain statements made in this press release, including but not limited to those related to the consummation and timing of the split of the company’s Financial Services and Information Solutions businesses, and the effect of the company’s proposed acquisition of the minority interest in First Advantage Corporation and completed acquisition of BasePoint Analytics, are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; limitations on access to public records and other data; general volatility in the capital markets; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s Title Insurance and Services segment and certain other of the company’s businesses; the inability to consummate the spin-off transaction or to consummate it in the form originally proposed as a result of, among other factors, the inability to obtain necessary regulatory approvals, the failure to obtain the final approval of the company’s board of directors, the inability to obtain third-party consents or undesirable concessions or accommodations required to be made to obtain such consents, the landscape of the real estate and mortgage credit markets, market conditions, the inability to transfer assets into the entity being spun-off or unfavorable reactions from customers, ratings agencies, investors or other interested persons; the inability to realize the benefits of the proposed spin-off transaction as a result of the factors described immediately above, as well as, among other factors, increased borrowing costs, competition between the resulting companies, unfavorable reactions from employees, the inability of the financial services company to pay the anticipated level of dividends, the triggering of rights and obligations by the transaction or any litigation arising out of or related to the separation; consolidation among the company’s significant customers and competitors; changes in the company’s ability to integrate businesses which it acquires; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; losses in the company’s investment portfolio; expenses of and funding obligations to the company’s pension plan; weakness in the commercial real estate market and increases in the amount or severity of commercial real estate transaction claims; the inability to satisfy the conditions to the consummation of the First Advantage transaction, including obtaining any necessary approvals; failure to realize or delay in the realization of the expected cost savings and other synergies from the First Advantage transaction; operational disruption during the pendency of the First Advantage transaction; and other factors described in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended Dec. 31, 2008, as updated in Part II, Item 1A of the company’s quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2009, in each case as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release contains certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

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First American Reports Financial Results for the Second Quarter of 2009

The First American Corporation

Summary of Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2009	2008	2009	2008
Total revenues	$1,537,382	$1,685,051	$2,915,194	$3,344,176
Income before income taxes	$152,413	$63,609	$235,426	$133,183
Income taxes provision	$58,478	$26,876	$86,533	$48,993
Net income	$93,935	$36,733	$148,893	$84,190
Less: Net income attributable to noncontrolling interests	23,663	17,128	42,596	35,267

Net income attributable to The First American Corporation (FAC)	$70,272	$19,605	$106,297	$48,923

Net income attributable to FAC stockholders:
Basic	$0.75	$0.21	$1.14	$0.53
Diluted	$0.75	$0.21	$1.13	$0.53
Weighted average common shares outstanding:
Basic	93,260	92,503	93,141	92,252
Diluted	94,005	93,205	93,758	92,951
Title orders opened	566,300	532,300	1,129,300	1,127,600
Title orders closed	438,100	401,200	807,300	790,800
Paid title claims	78,173	76,590	148,908	141,930

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First American Reports Financial Results for the Second Quarter of 2009

The First American Corporation

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	June 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$1,022,931	$934,945

Accounts and accrued income receivable, net	537,913	558,946

Income tax receivable	45,013	61,678

Investments:
Deposits with savings and loan associations and banks	118,523	182,117
Debt securities	1,608,650	1,718,320
Equity securities	140,192	110,126
Other long-term investments	378,802	371,157

	2,246,167	2,381,720

Loans receivable, net	152,494	151,692

Property and equipment, net	629,141	665,305

Title plants and other indexes	690,511	685,090

Deferred income taxes	100,923	149,473

Goodwill	2,620,582	2,594,738

Other intangible assets, net	276,562	298,411

Other assets	244,485	248,057

	$8,566,722	$8,730,055

Liabilities and Stockholders’ Equity
Demand deposits	$1,167,857	$1,298,221
Accounts payable and accrued liabilities	890,973	994,093
Deferred revenue	702,738	728,844
Reserve for known and incurred but not reported claims	1,310,524	1,355,392
Notes and contracts payable	833,553	868,274
Deferrable interest subordinated notes	100,000	100,000

	5,005,645	5,344,824

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par value
Authorized—500,000 shares; outstanding—none
Common stock, $1 par value
Authorized—180,000,000 shares
Outstanding—93,357,000 and 92,963,000 shares	93,357	92,963
Additional paid-in capital	817,388	801,228
Retained earnings	2,166,054	2,099,654
Accumulated other comprehensive loss	(221,236)	(290,362)

Total FAC stockholders’ equity	2,855,563	2,703,483

Noncontrolling interests	705,514	681,748

Total equity	3,561,077	3,385,231

	$8,566,722	$8,730,055

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First American Reports Financial Results for the Second Quarter of 2009

The First American Corporation

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2009	2008	2009	2008
Revenues
Operating revenues	$1,503,799	$1,668,548	$2,822,968	$3,263,817
Investment and other income	55,342	56,516	112,955	126,248
Gain on stock issued by subsidiary	—	1,325	—	1,325
Net realized investment losses	(21,759)	(41,338)	(20,729)	(47,214)

	1,537,382	1,685,051	2,915,194	3,344,176

Expenses
Salaries and other personnel costs	475,943	562,900	938,803	1,140,514
Premiums retained by agents	278,604	377,062	518,163	741,113
Other operating expenses	449,911	478,980	877,041	928,620
Provision for policy losses and other claims	104,616	114,883	194,007	221,982
Depreciation and amortization	51,532	59,703	103,534	117,226
Premium taxes	8,650	12,270	16,416	24,286
Interest	15,713	15,644	31,804	37,252

	1,384,969	1,621,442	2,679,768	3,210,993

Income before income taxes	152,413	63,609	235,426	133,183
Income taxes provision	58,478	26,876	86,533	48,993

Net income	93,935	36,733	148,893	84,190
Less: Net income attributable to noncontrolling interests	23,663	17,128	42,596	35,267

Net income attributable to FAC	70,272	19,605	106,297	48,923

Net income attributable to FAC stockholders:
Basic	$0.75	$0.21	$1.14	$0.53

Diluted	$0.75	$0.21	$1.13	$0.53

Cash dividends per share	$0.22	$0.22	$0.44	$0.44

Weighted average number of shares:
Basic	93,260	92,503	93,141	92,252

Diluted	94,005	93,205	93,758	92,951

Net Income	93,935	36,733	148,893	84,190

Other comprehensive income (loss), net of tax
Unrealized gain (loss) on securities	49,625	(23,483)	50,249	(50,809)
Unrealized gain (loss) on securities for which credit-related portion was recognized in net realized investment gains (losses)	3,521	—	(1,199)	—
Foreign currency translation adjustments	22,152	3,156	17,575	3,900
Minimum pension liability adjustment	3,771	2,083	7,378	4,166

Total other comprehensive income (loss), net of tax	79,069	(18,244)	74,003	(42,743)

Comprehensive income	173,004	18,489	222,896	41,447
Less: Comprehensive income attributable to noncontrolling interests	26,897	13,171	47,473	26,240

Comprehensive income attributable to FAC	$146,107	$5,318	$175,423	$15,207

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First American Reports Financial Results for the Second Quarter of 2009

The First American Corporation

Segment Information

(in thousands, except percentages)

(unaudited)

	For the Three Months Ended June 30
	Total revenues		Pretax (A)		Margins
	2009	2008	2009	2008	2009	2008
Financial Services
Title Insurance and Services	$935,345	$1,107,561	$62,183	$(1,022)	6.6%	-0.1%
Specialty Insurance	64,402	76,537	1,312	8,685	2.0%	11.3%

	$999,747	$1,184,098	$63,495	$7,663	6.4%	0.6%

Information Solutions
Information and Outsourcing Solutions	$259,747	$193,863	$64,592	$45,037	24.9%	23.2%
Data and Analytic Solutions	133,016	137,543	28,979	24,622	21.8%	17.9%
Risk Mitigation and Business Solutions	177,967	196,644	21,697	20,950	12.2%	10.7%

	$570,730	$528,050	$115,268	$90,609	20.2%	17.2%

	For the Six Months Ended June 30
	Total revenues		Pretax (A)		Margins
	2009	2008	2009	2008	2009	2008
Financial Services
Title Insurance and Services	$1,727,338	$2,181,375	$62,355	$6,196	3.6%	0.3%
Specialty Insurance	134,618	152,618	9,424	17,175	7.0%	11.3%

	$1,861,956	$2,333,993	$71,779	$23,371	3.9%	1.0%

Information Solutions
Information and Outsourcing Solutions	$466,618	$390,558	$120,500	$93,682	25.8%	24.0%
Data and Analytic Solutions	265,080	274,748	56,488	44,480	21.3%	16.2%
Risk Mitigation and Business Solutions	381,156	400,264	40,376	43,088	10.6%	10.8%

	$1,112,854	$1,065,570	$217,364	$181,250	19.5%	17.0%

(A)	- (Loss) income before income tax, minority interest and corporate expenses

Media Contact:	Investor Contact:
Carrie Gaska Corporate Communications The First American Corporation (714) 250-3298 • cgaska@firstam.com	Mark Seaton Investor Relations The First American Corporation (714) 250-4264 • mseaton@firstam.com

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